EXHIBIT 10.32

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of November 10, 2025, by and between KRISTEN B. SLAOUI, PhD, (“Consultant”), with her residence at ____________ and ACHIEVE LIFE SCIENCES, INC. (“Client” or the “Company”), a Delaware corporation, with its principal place of business at 22722 29th Drive SE, Suite 100 Bothell, WA 98021. Consultant and Client shall each be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Client desires to retain Consultant to provide services as described in the Agreement, and Consultant agrees to provide such services.

NOW, THEREFORE, in consideration of the mutual understandings contained herein, the Parties agree as follows:

1.
Scope of Services. Consultant will provide consulting services, as determined by Client and Consultant from time to time. Such services shall include, without limitation, providing strategic business development and transaction advisory support, introducing potential partners or investors, and advising on corporate strategy and deal execution matters as requested by the Company. The Parties acknowledge that these activities will be performed on a flexible, as-needed basis without a fixed hourly requirement. Consultant acknowledges that they are currently serving as a member of the Company’s Board of Directors. The services provided under this Agreement are separate from their duties as a director and are not intended to duplicate or replace their responsibilities as a board member.

2.
Term of the Agreement. This Agreement will commence on November 10, 2025, and will terminate on November 9, 2026 (the “Separation Date”). Additional contracts can be negotiated following the completion of this Agreement.

3.
Compensation.

3.1.
Client will pay Consultant at a rate of $8,250 per month (the “Monthly Fee”). Consultant will invoice Client on a monthly basis for all fees and expenses payable to Consultant. Client will pay the full amount of each such invoice within thirty (30) days following receipt thereof. Upon termination of this Agreement, the Monthly Fee for the month of termination will be prorated based on the number of days Consultant provided services to Client during such month.

3.2.
Any equity awards granted to you by Client for your services as Director will remain in effect and will not be affected by this Agreement.

3.3.
Consultant does not make any promise or guarantee any money or increased value to be earned by Client based on Consultant’s efforts and availability. The Monthly Fee shall be earned by Consultant’s efforts and availability alone, such as Consultant being available to work on behalf of Client during normal business hours and to perform the services described in Paragraph 1. Consultant will work in an advisory capacity, but Consultant is not a licensed broker dealer.

3.4.
Client will reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of the consulting services, following submission by Consultant of appropriate documentation in accordance with Client’s policy. In the event that Client requests Consultant to travel in connection with the performance of the consulting services, Client will reimburse Consultant for all his reasonable travel, lodging and meal expenses, including business class airfare, incurred in connection with such travel.

3.5.
Consultant shall be compensated for any work performed under this Agreement. This earned compensation shall be considered fully paid and non-assessable and will be paid out as described in Paragraphs 3.1.

4.
Independent Contractor. The Consultant shall perform the consulting services described in Paragraph 1 as an independent contractor without the power to enter into any undertaking, commit to any expenses, incur any liability or bind or represent the Client for any purpose whatsoever, and nothing contained in this Agreement shall be interpreted to create an employment relationship, agency relationship, partnership or joint venture between the Client and the Consultant. The Consultant acknowledges that this Agreement pertains solely to consulting services provided to the Company and does not govern or alter their separate role and responsibilities as a member of the Company’s Board of Directors. Consultant will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Because the Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of the Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services by Consultant to Client pursuant to this Agreement and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes.

5.
Termination. This Agreement may be terminated by either Party upon ten (10) days written notice to the other Party; provided that either Party can terminate this Agreement immediately upon written notice to the other Party in the event the other Party is in material breach of this Agreement. Client shall continue to pay Consultant during the ten (10) day termination period pursuant to Paragraph 3.1.

6.
Client Responsibilities. Client warrants that any and all information provided by Client to Consultant in connection with the execution of this Agreement and the services to be provided, is true, accurate and complete in all material respects. Client will provide Consultant with reasonable access to Client’s business information and financial records necessary to execute this Agreement. Client understands that Consultant may and will rely upon the veracity of the aforementioned information without conducting independent investigation or review.

7.
Conflict of Interest Disclosure. The Consultant shall promptly disclose to the Company any actual or potential conflict of interest that may arise in connection with the performance of consulting services under this Agreement. The Consultant agrees to recuse themselves from any Board discussions or votes that relate directly to the subject matter of this Agreement or any matter in which the Consultant has a financial or personal interest that could reasonably be perceived to affect their impartiality.

8.
Separation of Board and Consulting Duties. The Consultant acknowledges that the services provided under this Agreement are separate and distinct from their duties as a member of the Company’s Board of Directors. Nothing in this Agreement shall be construed to alter or expand the Consultant’s fiduciary duties as a director.

9.
Compliance with Securities Laws and Governance Standards. The Consultant agrees to comply with all applicable federal and state securities laws, including but not limited to the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, as well as the Company’s internal governance policies and procedures. The Consultant further agrees that any compensation or benefits received under this Agreement shall be disclosed in accordance with applicable SEC rules and stock exchange listing standards.

10.
General Provisions.
10.1.
This Agreement is governed by the laws of the State of Delaware. Client consents to venue in Dover County, Delaware and in the United States District Court for the District of Delaware. The client consents to service of process under Delaware law, in any action commenced to enforce this agreement.

10.2.
This Agreement constitutes the final, exclusive and complete statement of the Parties’ agreement respecting the subject matter addressed herein. This Agreement may not subsequently be amended or modified except by a writing signed by both Parties. This Agreement supersedes all prior agreements and understandings with respect to such subject matter as specified within this Agreement. Client hereby confirms that any information disclosed to Client by Consultant, or any discussions held between the Parties, prior to the date of this Agreement will be subject to the terms of this Agreement.

10.3.
In the event any suit or other action is commenced to construe or enforce any provision of this Agreement, the losing party will pay to the prevailing party a reasonable sum for attorneys’ fees and costs, in addition to all other amounts that prevailing party is entitled to receive from the losing party.

10.4.
Any provision of this Agreement found to be in violation of the Securities Exchange Commission (“SEC”) or any law under the SEC shall be void ab initio. Any void ab initio of provisions of this Agreement are severable and the remaining provisions, including those related to compensation, will remain effective.

10.5.
No term or condition of this agreement shall be deemed to have been waived, nor shall either Party be estopped from enforcing any provisions of this agreement, except by a statement in writing signed by the Party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall incorporate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. The failure of either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such Party thereafter to enforce any such provisions.

10.6.
The provisions of this Agreement are severable. If any provision of this Agreement is held invalid, the remaining provisions continue in effect.

10.7.
Consultant shall not be allowed to assign this Agreement in whole or in part. The Client shall not be allowed to assign this Agreement in whole or in part.

10.8.
Each Party has had an opportunity to review this Agreement in depth and has had the opportunity to consult with competent legal counsel. Each Party fully understands the terms of this Agreement and freely and voluntarily signs the Agreement. This Agreement is the result of negotiations between the Parties and should not be construed against any Party because that Party or that Party’s attorney drafted this Agreement.

10.9.
Any notice, demand, or request required or permitted to be given hereunder shall be in writing and shall be deemed given: (i) when delivered personally; (ii) when sent via e-mail; (iii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iv) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid effective. Any Party may change its address for purposes of this Agreement by written notice given in accordance herewith.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

KRISTEN B. SLAOUI, PHD

By:	/s/ KRISTEN B. SLAOUI
Kristen B. Slaoui

ACHIEVE LIFE SCIENCES, INC.

By:	/s/ RICHARD STEWART
Richard Stewart
Chief Executive Officer